Exhibit 10.106

CONSOL ENERGY

fuel your future™

Short Term Incentive Compensation

This booklet describes CONSOL Energy’s Short-Term Incentive Compensation Plan, effective January 1, 2006. Eligibility for this Plan varies; please see the individual sections of this booklet for details. The Plan may be changed or terminated at any time as provided herein.

Contents

Introduction	3

Overview	3

How the Plan Works	3

Who Is Eligible	3

Award Determination Process	4

Type of Award	4

Payment Schedule	4

Quarterly Award Formula and Example	4

Annual Award Formula and Example	6

Taxation of Award	7

General Information	8

Plan Administration	8

Participating Employers	8

Amendment or Termination	8

No Assignments	8

Reserves	8

Plan Communication	8

No Rights to Awards or Continued Employment	8

Plan Quarter	8

Plan Year	8

What Happens When: A Reference Guide	9

Introduction

As a world-class energy company, CONSOL Energy Inc. and its subsidiaries (collectively, “CONSOL Energy”), set high goals. You play an important role in helping your location and CONSOL Energy realize these goals.

The Short-Term Incentive Compensation Plan (the “Plan”) provides outstanding rewards when you achieve key individual performance targets and CONSOL Energy reaches performance targets. By aligning your individual business goals and overall CONSOL Energy goals, the Plan offers you the opportunity to receive awards that can be a significant part of your cash compensation.

Awards from the Plan are based on individual and business performance relative to target objectives that are set each year. You share in the success when measurable improvement in key performance areas is achieved.

Overview

The Plan is a key element of total compensation for employees who can have a direct impact on CONSOL Energy as a whole. It supports CONSOL Energy’s pay-for-performance philosophy by linking part of your compensation opportunity to the achievement of specific CONSOL Energy, individual and business targets.

The Plan also helps CONSOL Energy to manage costs and improve results because awards are variable—sensitive to the performance of CONSOL Energy. The Plan delivers greater cash awards when business is successful and pays less when business results fall short.

The Plan promotes teamwork and employee involvement to achieve financial targets. And because individual performance is also a factor, the Plan encourages individual accountability for results.

The Plan is designed to be self-funding. This means that awards under the Plan are primarily based on performance measures that align directly with value creation, for example: by increasing profits, reducing accidents, or reducing costs. Each year, the Compensation Committee of the Board of Directors of CONSOL Energy (the “Compensation Committee”) sets a minimum net income threshold for CONSOL Energy. In years when CONSOL Energy’s minimum net income threshold is not achieved, the Plan does not pay an annual award (though quarterly awards throughout the year may be paid).

Certain groups of employees receive quarterly awards under the Plan, while other employees are eligible for an annual award.

How the Plan Works

Who is Eligible1

Quarterly Awards—To be eligible for a quarterly award, you must be on the payroll of a participating employer as an active, full-time, non-represented employee on the last day of a Plan quarter, have worked for at least one month of that same quarter and belong to one of the following employee groups (subject to certain exceptions):

•	salaried employees below the level of Superintendent at represented and non-represented mine sites,

•	non-represented employees at mine sites, and

•	coal operations support employees at Baltimore Terminal, Alicia Dock, River Division and Cargo Dockers.

Annual Award—To be eligible for an annual award, you must be on the payroll of a participating employer as an active, full-time, non-represented employee on December 31 of a Plan year, have worked for at least three months of that same year and belong to one of the following employee groups (subject to certain exceptions):

•	CONSOL Energy Corporate employees,

•	Fairmont Supply Company employees,

•	coal operations support employees,

•	coal operations employees at the Superintendent level and above, and

•	Schedule 1 employees.

Award Determination Process

The amount of your award from the Plan depends on your base salary, your incentive compensation opportunity, and the extent to which you, your location (if applicable) and CONSOL Energy achieve established objectives for a Plan quarter or year.

Establishing Your Incentive Compensation Opportunity Percentage—This is an important factor in determining the amount of an award. It is job-grade specific and expressed as a percentage of base salary. The Incentive Compensation Opportunity Percentages (“Opportunity Percentages”) are established by examining job responsibilities for each grade level and benchmarking the opportunity to market-competitive data at other high-performing energy organizations like CONSOL Energy. Current Opportunity Percentages are set forth on CONSOL Energy’s intranet.

Determining an Award—At the end of each Plan quarter and year, performance in relation to each objective is evaluated. These ratings and your Opportunity Percentage are then used in specific Plan formulas to determine the amount of a quarterly or annual award from the Plan.

Type of Award

Incentive compensation awards from the Plan are paid in the form of cash.

Payment Schedule

Once a Plan quarter or year ends and the Compensation Committee has approved an award from the Plan, it will be paid as soon as administratively feasible. If an award is to be paid, your local Human Resources representative will deliver a letter and a check.2

Minimum Net Income Threshold Is Critical

The Compensation Committee sets CONSOL Energy’s minimum net income threshold for each Plan year. For an annual award to be paid, CONSOL Energy’s minimum net income threshold must be achieved. If not, an annual incentive compensation award will not be paid for that Plan year (though quarterly awards throughout the year may be paid).

Quarterly Award Formula and Example

The Master Quarterly Formula used to calculate a quarterly award is as follows:

Base Salary/ Wage as of Last Day of Quarter	X	Opportunity Percentage	X	1/4 (quarterly)	X	CONSOL Energy Performance Factor	X	Quarterly Incentive Compensation Award Factor	=	Quarterly Incentive Award Payment

Here is a description of each factor in the Master Quarterly Formula:

•

Base Salary/Wage—This is your annual base salary/wage as of the last day of a Plan quarter. If you have questions about your individual salary/wage, please talk with your manager or Human Resources representative.

•

Opportunity Percentage—Refer to the CONSOL Energy intranet for the Opportunity Percentage currently in effect for your job/salary grade. If you have questions about your Opportunity Percentage, please talk with your manager or Human Resources representative.

•

CONSOL Energy Performance Factor—For each quarterly calculation, CONSOL Energy’s performance rating is assumed to be 100%. Actual CONSOL Energy performance results will not be determined until year-end at which time a “Fifth Quarter” award may be granted if applicable. If the result is greater than 100%, there will be an additional amount paid as part of the “Fifth Quarter” award. Notwithstanding anything to the contrary, the Compensation Committee may exercise its discretion to assign a year-end score to the CONSOL Energy Performance Factor.

•

Quarterly Incentive Compensation Award Factor— A separate calculation (shown below) determines the value of this factor before it is included in the Master Quarterly Formula. Promptly after the end of each Plan quarter, each location is scored based upon whether certain targets were met. Each Plan quarter stands on its own results; however there will be a running year-to-date total that will be determined if an additional amount is to be paid as part of the “4 1/2 Quarter”.

•

4 1/2 Quarter Calculation—At year-end, a “4 1/2 Quarter” calculation will be performed to determine if an additional award payment should be made to quarterly plan participants. If the total annual results for the three measurable items—production, operating cost per ton and safety—exceeds the results used to pay each quarter, eligible employees will receive an additional award equal to their share of the difference between the total of the quarterly awards and the annual total.

Target for Your Location	Weight		Performance Rating Range
Actual production (compared to a Board-approved quarterly profit objective target)	1/3	X	100 – 130%	+
Actual operating cost/ton (compared to a Board-approved quarterly profit objective target)	1/3	X	100 – 130%	+
Actual safety incidence rate (compared to an established safety target)	1/3	X	100 – 130%	=	Quarterly Incentive Compensation Award Factor

The above calculation is additive, and each target is weighted equally and measured independently. This means that if one target is not reached, an opportunity exists for the other two targets to result in a quarterly award payment. Scores can range from 100 – 130% for each target. A 100% score indicates your location achieved the target, and a higher score (up to 130%) means the target was exceeded.

Example Calculation of Quarterly Award

Assume your annual base salary at the end of a Plan quarter is $50,400, and the Opportunity Percentage for your job grade level is set at 5.0%. To calculate the Quarterly Incentive Compensation Award Factor, assume all targets were met or exceeded as follows: actual production at 130%, operating cost at 100% and safety at 120%.

We already know three components of the Master Quarterly Formula (that is, your base salary, your Opportunity Percentage and an assumed CONSOL Energy Factor for the Plan quarter at 100%). So the next step is to calculate the Quarterly Incentive Compensation Award Factor.

Target for Your Location	Weight		Performance Rating
Actual production	1/3	X	130%	=	43.33	+
Operating cost	1/3	X	100%	=	33.33	+
Actual safety incidence rate	1/3	X	120%	=	40.00	=	116.66% Quarterly Incentive Compensation Award Factor

By inserting all components into the Master Quarterly Formula, the amount of the quarterly award in this example would be calculated as follows:

Base Salary as of Last Day of Quarter	X	Opportunity Percentage	X	1/4 (quarterly)	X	CONSOL Energy Performance Factor	X	Quarterly Incentive Compensation Award Factor	=	Quarterly Incentive Award Payment
$ 50,400	X	5.0%	X	25%	X	100%	X	116.66%	=	$734.96

Annual Award Formula and Example

The Master Annual Formula used to calculate an annual award is as follows:

Base Salary as of December 31	X	Opportunity Percentage	X	Annual Incentive Compensation Award Factor	=	Annual Award Payment

Here is a description of each factor in the formula:

•	Base Salary—This is your base salary as of December 31 of a Plan year. If you have questions about your individual salary, please talk with your manager or Human Resources representative.

•

Opportunity Percentage—Refer to the CONSOL Energy intranet for the Opportunity Percentage currently in effect for your job/salary grade. If you have questions about your Opportunity Percentage, please talk with your manager or Human Resources representative.

•

Annual Incentive Compensation Award Factor— A separate calculation (shown on page 5) determines the value of this factor before it is included in the Master Annual Formula. Promptly after the end of each calendar year, each target amount is measured quantitatively for a Plan year and rewarded based on its own results. Adjustments may be made to the awards to achieve internal equity.

Target for Your Location	Weight		Performance Rating Range
CONSOL Energy Performance Factor (Board-approved corporate P.O. net income)	1/2	X	70-200%	+
Individual Objectives	1/2	X	70-200%	=	Annual Incentive Compensation Award Factor

The calculation is additive, and each target is weighed equally and measured independently. This means that if one target is not reached, an opportunity exists for the other target to result in an annual award payment. Scores can range from 70–200% for each target. A 100% score indicates achievement of target, and a higher score (up to 200%) means the target was exceeded. If the minimum target of 70% is not reached, a score of zero will be recorded.

Notwithstanding anything to the contrary, the Compensation Committee may exercise its discretion to assign a year-end score to the CONSOL Energy Performance Factor.

Example Calculation of Annual Award

Assume your annual base salary at the end of a Plan year is $50,400, and the Opportunity Percentage for your salary grade level is set at 5%. Let’s also assume CONSOL Energy meets its minimum net income threshold for the year. To calculate the Annual Incentive Compensation Award Factor, assume all targets were met or exceeded as follows: CONSOL Energy Performance Factor at 130%, and your Individual Factor at 105%.

We already know two components of the Master Annual Formula (that is, your base salary and your Opportunity Percentage). So the next step is to calculate the Annual Incentive Compensation Award Factor:

Target	Weight		Performance Rating
CONSOL Energy Performance Factor	1/2	X	130%	=	65.00	+
Individual	1/2	X	105%	=	52.50	=	117.50% Annual Incentive Compensation Award Factor

By inserting all components into the Master Annual Formula, the amount of the annual award in this example would be calculated as follows:

Base Salary as of December 31	X	Opportunity Percentage	X	Annual Incentive Compensation Award Factor	Annual Award Payment
$50,400	X	5%	X	117.50%	$2,961.00

Taxation of Award

Any award from the Plan will be treated as ordinary income in the year it is paid. The amount needed to satisfy federal, state and/or local withholding tax requirements (including FICA) will be withheld from your award before making payment to you.

General Information

Plan Administration

The Compensation Committee is responsible for the general administration of the Plan. The powers of the Compensation Committee include the authority to set the minimum net income threshold and the maximum payout for each Plan year. All other powers and duties under the Plan have been delegated by the Compensation Committee to the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Vice President of Human Resources (collectively, “Management”). Notwithstanding anything contained herein to the contrary, this delegation is subject to (i) revocation at anytime by the Compensation Committee, (ii) applicable law and (iii) the Compensation Committee approving any matters that affect or otherwise relate to awards to the Corporation’s executive officers.

Participating Employers

CONSOL Energy Inc. is one of the employers with employees eligible to participate in the Plan. A complete list of the employers with employees eligible to participate in the Plan may be obtained upon written request addressed to the CONSOL Energy Corporate Human Resources Department at 1800 Washington Road, Pittsburgh, PA 15241. Your employer may be CONSOL Energy Inc. itself or a company related to CONSOL Energy Inc.

Amendment or Termination

The Plan may be amended or terminated at any time by Management; provided that (i) no amendment or termination affects the rights of eligible participants to receive awards earned but unpaid as of the date of an amendment or termination, and (ii) any amendment or termination affecting an executive officer is approved in advance by the Compensation Committee. Awards earned under the terms of the Plan are binding on any participating employer and its successor corporation.3

No Assignments

Prior to receipt by an eligible Plan participant, no award under this Plan is assignable in whole or in part, either by voluntary or involuntary act or operation of law.

Reserves

Any account or reserves that CONSOL Energy established to record amounts credited for the Plan are solely for accounting purposes; Plan participants or beneficiaries have no interest.

Plan Communication

To support the ongoing administration of the Plan, the Compensation Department of CONSOL Energy Corporate Human Resources is responsible for developing and distributing communications materials, general Plan guidelines and award notifications to eligible employees.

No Rights to Awards or Continued Employment

No person has a right or claim to be granted an award from the Plan. When an employee becomes an eligible Plan participant, this should not be construed as giving him/her the right to continued employment with CONSOL Energy for any period of time.

Plan Quarter

Four periods during a calendar year as follows: January 1 - March 31, April 1 - June 30, July 1 - September 30 and October 1 - December 31.

Plan Year

The calendar year (January 1 - December 31).

What Happens When: A Reference Guide

You are hired or promoted into a position that makes you an eligible participant for the Plan.

•        You are eligible for a quarterly award provided you have worked at least one month during the Plan quarter in which you are hired/promoted. Your quarterly award will be pro-rated based on the amount of time worked in that Plan quarter.

•        You are eligible for an annual award provided you have worked at least three months of the Plan year in which you are hired/promoted. The amount of your award may be pro-rated based on the percentage of the year that you worked in the year in which you were hired or promoted.

You are placed on salary continuance.

•        You are eligible for a quarterly award provided you have worked at least one month during the Plan quarter in which you began to receive salary continuance. Your quarterly award will be pro-rated based on the amount of time worked in that Plan quarter.

•        You are eligible for an annual award provided you have worked at least three months of the Plan year in which you began to receive salary continuance. Your annual award will be pro-rated based on the amount of time worked in that Plan year.

Your employment ends due to an early, normal or incapacity retirement.

•        If your last day of employment occurs any day on or after the last day of the Plan quarter, you are eligible to receive a quarterly award, provided you have worked at least one month during the Plan quarter.

•        If your last day of employment occurs any day on or after December 31, you are eligible to receive an annual award for the previous Plan year, provided you have worked at least three months of the Plan year.

Your employment ends for any reason other than an early, normal or incapacity retirement.

•        You are eligible to receive a quarterly award if your employment ends after the payroll processing date for the previous quarterly award. If your last day of employment occurs between the end of the quarter and the payroll processing date, you are not eligible for a quarterly award for the previous quarter.

•        You are eligible to receive an annual award if your employment ends after the payroll processing date for the previous year’s award. If your last day of employment occurs between December 31 and the payroll processing date, you are not eligible for an annual award for the previous year.

[1]	More information on (i) participating employers can be found in “Participating Employers” shown on page 6, and (ii) eligibility can be found in “What Happens When: A Reference Guide” shown on page 7.

[2]

It being the intention that any such payments will be made on or before March 15th of the calendar year following the calendar year in which such payments are earned in order to qualify for the short-term deferral exception under Section 409A of the Internal Revenue Code (the “Code”).

[3]

Notwithstanding any provision of the Plan to the contrary, the Compensation Committee or Management may at any time (without the consent of the participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A of the Code or the corresponding regulations regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a participant under the Plan.